Exhibit 4.2

CONSENT TO WAIVER

This Consent to Waiver (this “Consent”) dated as of the 1st day of November, 2007, by and between EnerSys (“Company”) and the other parties signatory hereto (the MSCP Securityholders”).

BACKGROUND

A. The MSCP Securityholders and Company are parties to a certain shareholder agreement dated November 9, 2000, as amended, (the “2004 Securityholder Agreement”).

B. Company has requested a waiver to Section 2.1(a)(iii) of the 2004 Securityholder Agreement, which requires that the Board of Directors of EnerSys Delaware Inc. and EnerSys Capital Inc. be comprised solely of the same individuals as from time to time, comprise the Board of Directors of Company (the “BOD Composition Requirement”);

C. Section 5.4 of the 2004 Securityholder Agreement provides the MSCP Securityholders and Company the authority to waive the BOD Composition Requirement provided such waiver does not adversely affect any Co-Investor, MSGEM Securityholder or Management Securityholder (all as defined in the 2004 Securityholder Agreement); and

D. The MSCP Securityholders and Company desire to consent to the waiver of Section 2.1(a)(iii) of the 2004 Securityholder Agreement.

CONSENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto, intending to be legally bound, hereby Consent to the following:

1. The requirement set forth in Section 2.1(a)(iii) of the 2004 Securityholder Agreement, is hereby waived in its entirety.

2. This Consent shall be binding upon and inure to the benefit of the parties to the 2004 Seucrityholder Agreement and their respective successors and assigns.

3. No other consent, order, qualification, validation, approval or authorization is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of this Consent.

4. Except as specifically waived by this Consent, all other terms of the 2004 Securityholder Agreement in effect as of the date hereof shall remain in full force and effect.

5. This Consent shall be governed by and construed in accordance with the law of the State of New York.

6. This Consent may be executed by the parties on separate counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the MSCP Securityholders and Company have executed or caused this Consent to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.

MSCP Securityholders:

MORGAN STANLEY DEAN WITTER CAPITAL PARTNERS IV, L.P.

By: MSDW Capital Partners IV, LLC, as General Partner

By: Metalmark Subadvisor LLC, as attorney-in-fact

By:	/s/ Kenneth Clifford
Name:	Kenneth Clifford
Managing Director

MORGAN STANLEY DEAN WITTER CAPITAL INVESTORS IV, L.P.

By: MSDW Capital Partners IV, LLC, as General Partner

By: Metalmark Subadvisor LLC, as attorney-in-fact

By:	/s/ Kenneth Clifford
Name:	Kenneth Clifford
Managing Director

MSDW IV 892 INVESTORS, L.P.

By: MSDW Capital Partners IV, LLC, as General Partner

By: Metalmark Subadvisor LLC, as attorney-in-fact

By:	/s/ Kenneth Clifford
Name:	Kenneth Clifford
Managing Director

Company:

EnerSys

By:	/s/ John D. Craig
John D. Craig
Chairman, President & CEO

Date: November 1, 2007